Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contact:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

SUPERIOR INDUSTRIES REPORTS
SECOND QUARTER AND FIRST HALF 2011 FINANCIAL RESULTS

-- Second Quarter Net Income Increases to $14.7 Million, Equal to Diluted EPS of $0.53 --

VAN NUYS, CALIFORNIA -- August 05, 2011 -- Superior Industries International, Inc. (NYSE:SUP) today announced net income of $14.7 million, or $0.53 per diluted share, for the second quarter of 2011. This compares with net income of $10.1 million, or $0.38 per diluted share, in the second quarter of 2010.

Unit shipments of 2.9 million in the 2011 second quarter approximated those in the comparable quarter last year. Net sales for the 2011 second quarter increased 7 percent, due principally to an increase in the pass-through pricing of aluminum. Gross profit declined to $19.5 million from $27.9 million for the second quarter of 2010. Income from operations decreased to $12.9 million from $20.6 million in the second quarter a year ago.

“Net income for our second quarter improved over the prior year period, and total demand for our products remained steady, despite a substantial shipment decline to Toyota because of the earthquake and tsunami in Japan,” said Steven J. Borick, Chairman, Chief Executive Officer and President. “Gross margin for the quarter primarily reflected a more challenging product mix, higher expense to keep our plants maintained and increased new program development cost. Changing product mix has been a challenge, as price competition, more stringent quality standards and new product ramp-ups all have pressured our gross margins. Higher maintenance cost is a consequence of running our factories at consistently high rates. Increased new program development cost reflects investment in our future. These challenges are expected to continue into the second half of 2011.”

Consolidated net sales increased 7 percent to $208.7 million from $194.6 million for the comparable period of 2010. Unit wheel shipments were flat with those in the comparable period a year ago. Average selling prices increased approximately 8 percent, compared with the prior year, due principally to higher pass-through pricing of aluminum.

Gross profit declined to 9 percent of net sales from 14 percent of net sales for the second quarter of 2010.

Approximately two-thirds of the gross profit decline reflected higher unit manufacturing cost in 2011, principally increased labor and repairs and maintenance expense. Product mix changes and a more difficult to manufacture product mix have contributed to the higher manufacturing cost and gross margin decline. Consistently high capacity utilization has led to the need for increased maintenance spending, which was 36 percent higher in 2011. New program development cost was $1.4 million higher in the current year.

SG&A expenses decreased $900,000 to $6.4 million, or 3 percent of net sales, from $7.3 million, or 4 percent of net sales, in the comparable period a year ago, principally due to reductions in professional fees of $1.1 million and incentive compensation expense of $600,000, which were partially offset by an increase in the provision for bad debts of $400,000. The second quarter of 2011 also included impairment charges totaling approximately $300,000 to reduce certain real estate held for sale to its current market value.

Income from operations decreased $7.7 million to $12.9 million, or 6 percent of net sales, from $20.6 million, or 11 percent of net sales, for the 2010 second quarter.

On June 18, 2010, Superior sold its fifty percent ownership in its Hungarian joint venture for a total of $8.6 million in cash and other consideration, which resulted in a loss on sale of that investment in the second quarter of 2010 totaling $4.1 million.

Income before income taxes and equity earnings was $13.6 million in the current quarter, compared with $16.3 million for the second quarter of 2010.

Income taxes for the second quarter of 2011 were a net benefit of $1.1 million, or 8 percent of pretax income, compared with expense of $4.7 million, or 29 percent of pretax income, for the second quarter of 2010. The current year benefit reflects an update in estimate for foreign taxes based on information received during the quarter.

Superior's share of the joint venture's second quarter net losses through the date of sale in June 2010 amounted to $1.5 million.

At June 30, 2011, working capital was $333.0 million, including cash, cash equivalents and short-term investments of $149.6 million. At June 30, 2010, working capital was $274.7 million, including cash, cash equivalents and short-term investments of $143.4 million. Superior has no bank or other interest bearing debt.

First Half Results
Net sales increased 16 percent to $398.3 million from $344.8 million for the first half of 2010. Unit wheel shipments increased 7%, compared with the prior year period.

Gross profit was $36.4 million, or 9 percent of net sales, compared with $40.5 million, or 12 percent of net sales, in the prior year period. In addition to the items impacting gross profit in the second quarter of 2011 as described above, included in gross profit in the first half of 2011 were approximately $3.4 million of costs primarily associated with scheduled plant maintenance shutdowns and unexpected production curtailments due to inclement weather during the first quarter of 2011. Similar costs for plant shutdowns incurred during the comparable period last year totaled $600,000. Additionally, plant labor costs increased at a higher rate than sales, as training and other start-up inefficiencies resulted from increasing headcount to better balance the workforce with production levels and to support new product launches early in the period.

SG&A expenses decreased to $13.0 million from $13.5 million in the first half of 2010, primarily due to reductions in professional fees of $700,000, incentive compensation expense of $500,000 and ERP costs of $700,000, which were partially offset by increases in salaries of $900,000. The second quarter of 2011 also included impairment charges totaling approximately $300,000 to reduce certain real estate held for sale to its current market value.

Income before income taxes and equity earnings was $24.8 million, compared with $22.3 million for the first half of 2010, which included the $4.1 million loss on sale of the company's joint venture in Hungary. The company's share of the Hungarian joint venture's first half losses in 2010 was $2.8 million.

The year-to-date 2011 income tax provision was a $2.1 million expense, compared with $500,000 expense for the first half of 2010. Due to the completion of a tax examination during the first quarter of 2010, the prior year income tax provision included the reversal of a portion of the liability for unrecognized tax benefits, the net impact of which was a benefit of $10.4 million. The reduction of income tax expense was partially offset by the net provision for income taxes on U.S. and foreign income and other current period tax adjustments.

Net income for the first half of 2011 was $22.8 million, or $0.83 per diluted share, compared with net income of $19.0 million, or $0.71 per diluted share, in the comparable period in 2010.

Conference Call
Superior will host a conference call beginning at 10 a.m. PT (1 p.m. ET) on August 05, 2011 that will be broadcast on the company's website, www.supind.com. Interested parties are invited to listen to the webcast. In addition, a PowerPoint presentation will be posted on the company's website and referred to during the conference call. The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and archived for approximately one year.

During the conference call, the company's management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries
Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Toyota and Volkswagen. For more information, visit www.supind.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include references to certain challenges that are expected to continue in the second half of 2011, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's Annual Report on Form 10-K for 2010. These factors and risks relate to items including, but not limited to, general automotive industry and market conditions and growth rates, as well as general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net Sales	$208,734	$194,562	$398,268	$344,758

Cost of Sales	(189,187)	(166,670)	(361,844)	(304,238)
Gross Profit	19,547	27,892	36,424	40,520

Selling and Administrative Expenses	(6,354)	(7,323)	(13,046)	(13,549)
Impairment of Long-Lived Assets and Other Charges	(340)	—	(340)	—
Income From Operations	12,853	20,569	23,038	26,971

Loss on Sale of Unconsolidated Affiliate	—	(4,110)	—	(4,110)
Interest Income, net	358	281	649	681
Other Income (Expense), net	434	(488)	1,125	(1,206)
Income Before Income Taxes and Equity Earnings	13,645	16,252	24,812	22,336

Income Tax Benefit (Provision)	1,055	(4,674)	(2,058)	(501)
Equity Losses of Unconsolidated Affiliates	—	(1,489)	—	(2,847)
Net Income	$14,700	$10,089	$22,754	$18,988

Income Per Share:
Basic	$0.54	$0.38	$0.84	$0.71
Diluted	$0.53	$0.38	$0.83	$0.71

Weighted Average and Equivalent Shares Outstanding for Income Per Share:

Basic	27,045,000	26,690,000	26,955,000	26,679,000
Diluted	27,561,000	26,763,000	27,440,000	26,739,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	June 30,	December 31,
	2011	2010
Current Assets	$398,725	$381,612
Property, Plant and Equipment, net	167,767	167,207
Investments and Other Assets	22,312	23,623
	$588,804	$572,442

Current Liabilities	$65,676	$70,538
Long-Term Liabilities	86,907	88,422
Shareholders' Equity	436,221	413,482
	$588,804	$572,442